Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-128086, 333-64664, and 333-174369) of our reports dated March 17, 2014 included in this Annual Report on Form 10-K of Ebix, Inc. and subsidiaries (the Company) relating to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows and the related consolidated financial statement schedule for each of the three years in the period ended December 31, 2013, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2013.

Cherry Bekaert LLP (formerly Cherry, Bekaert & Holland L.L.P.)
Atlanta, Georgia
March 17, 2014